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                                  EXHIBIT 3.5



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                              ARTICLES OF AMENDMENT

                       T0 THE ARTICLES OF INCORPORATION OF

                      GOLD DEPOSIT MINING & MILLING COMPANY


     Pursuant to the provisions of Section 16-10-57 of the Utah Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Gold Deposit Mining & Milling
Company.

     SECOND: The following amendments to the Articles of Incorporation of Gold Deposit Mining & Milling Company were duly adopted by the stockholders of the corporation at a meeting held November 22, 1991, in the manner prescribed by the Utah Business Corporation Act, to-wit:

                                ARTICLE I - NAME

     The name of this corporation is "Onasco Companies, Inc.

and

          To forward split the corporation's one mill ($0.001) par value common voting stock presently issued and outstanding on a basis of 2.015496 for one, retaining the par value at one mill per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the corporation.

     THIRD: The number of shares of the corporation outstanding at the time of the adoption of such amendments was 2,480,778, and the number entitled to vote thereon was 2,480,778.

     FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to-wit:

            CLASS                         NUMBER OF SHARES
            -----                         ----------------
            Common                            2,480,778

     FIFTH: The number of shares voted for such amendments was 1,339,146, with none opposing and none abstaining.

     SIXTH: Except as provided in Paragraph Seventh below, these amendments do not provide for any exchange, reclassification or cancellation of issued shares.


     SEVENTH: These amendments do effect a change in the stated capital of the corporation. Pursuant to the resolution adopted by the stockholders of the corporation at a meeting held November 22, 1991, the


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2,480,778 one mill ($0.001) par value common voting shares issued and outstanding were forward split on a basis of 2.015496 for one, retaining the par value at one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the corporation, and resulting in a total of 5,000,000 shares of one mill ($0.001) par value common voting stock being then issued and outstanding.

     IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 16th day of December, 1991.




                                           GOLD DEPOSIT MINING & MILLING COMPANY

                                           By /s/ Jeannette Nikes
                                              -------------------

Attest:


/s/  [illegible]
-------------------



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